Exhibit 99.1

ImClone Systems Incorporated
180 Varick Street
New York, NY 10014
Tel: (212) 645-1405
Fax: (212) 645-2054
www.imclone.com

ImClone Systems Incorporated
Investors:	Media:
Andrea F. Rabney	David M. F. Pitts
(646) 638-5058	(646) 638-5058
Stefania Bethlen
(646) 638-5058

Not For Immediate Release

IMCLONE SYSTEMS REPORTS SECOND QUARTER AND FIRST SIX MONTHS 2005 FINANCIAL RESULTS

Erbitux U.S. In-Market Quarterly Sales Reach $97.8 Million, Up 12% Over the Prior Quarter, and Up 37% Over the Second Quarter of 2004

Diluted Earnings Per Share of $.30; Non-GAAP Diluted Earnings Per Share of $.37 Excluding Expenses Associated with Discontinuance of Small-Molecule Research

New York, NY – July 26, 2005 – ImClone Systems Incorporated (NASDAQ: IMCL) announced today its financial results for the second quarter and six months ended June 30, 2005.

Total revenues for the second quarter of 2005 were $92.4 million, a 25% increase over the second quarter of 2004.  Revenues include four principal components:

•                  License fees and milestone revenue of $24.5 million in the second quarter of 2005 compared with $18.1 million in the second quarter of 2004;

•                  Manufacturing revenue of $7.9 million in the second quarter of 2005 compared with $14.8 million in the second quarter of 2004. Higher volume purchases by Bristol-Myers Squibb in the second quarter of this year were offset by a lower selling price in 2005 as compared with 2004. Purchases by Bristol-Myers Squibb are timed at their discretion to accommodate forecasts and safety stock needs, and are not necessarily indicative of historical in-market sales or future sales expectations. No product intended for commercial use was sold to Merck KGaA during the second quarter of  2005;

•                  Royalty revenue of $41.8 million in the second quarter of 2005 compared with $28.5 million in the second quarter of 2004. Royalty revenue for the second quarter of 2005 includes $38.1 million representing 39% of Bristol-Myers Squibb’s in-market Erbitux net sales of $97.8 million, compared with first quarter in-market net sales of $87.1 million, an increase of 12%, and second quarter 2004 in-market net sales of $71.4 million, an increase of 37%.  These in-market sales, reflecting a drop-ship distribution methodology, represent Erbitux shipments to end-user accounts only, with no wholesaler stocking; and

•                  Collaborative agreement revenue of $18.2 million in the second quarter of 2005 compared with $12.4 million in the second quarter of 2004. The year-to-year increase principally reflects reimbursement for increased purchases of clinical materials by Merck KGaA, and higher reimbursements for royalty payments.

Total operating expenses for the second quarter of 2005 were $71.3 million, including $6.2 million of expenses associated with the discontinuation of the Company’s small-molecule research program, which were previously announced on May 11, 2005. Excluding these expenses, operating expenses for the second quarter of 2005 would have been $65.1 million compared with $46.4 million in the second quarter of 2004. Operating expenses included:

•                  Research and development expenses for the second quarter of 2005 were $24.4 million compared with $18.8 million in the second quarter of 2004; the increase is principally attributable to expenses associated with clinical supplies sold to the Company’s partners which are reimbursed as a component of Collaborative agreement revenue;

•                  Clinical and regulatory expenses in the second quarter of 2005 were $8.4 million, compared with $6.2 million in the second quarter of 2004, reflecting higher expenses associated with clinical trials in support of Erbitux and pipeline products currently in Phase I clinical development and the preparation of the sBLA for squamous cell carcinoma of the head and neck, which is expected to be filed with the FDA in the third quarter of this year;

•                  Marketing, general and administrative expenses were $16.8 million in the second quarter of 2005 compared with $13.6 million in the second quarter of 2004. The increase in 2005 is principally attributable to higher compensation expenses associated with increased headcount, principally in sales and marketing attributable to the field force, and higher professional fees, primarily for legal services;

•                  Royalty expenses were $14.3 million in the second quarter of 2005 compared with $7.6 million in the second quarter of 2004.  The increase is attributable to higher in-market sales and the fact that the Company did not have an expense as of June 30, 2004 for royalties related to the Centocor license.  Approximately $5.0 million of the 2005 expenses were reimbursed as a component of Collaborative agreement revenue, resulting in net royalty expenses of $9.3 million for the second quarter of 2005 compared with $4.4 million in the second quarter of 2004;

•                  Cost of manufacturing revenue was $1.1 million in the second quarter of 2005 reflecting labeling and packaging costs as well as the recognition of certain previously capitalized manufacturing costs; and

•                  Expenses associated with the discontinuance of the Company’s small-molecule research program of $6.2 million, including $2.3 million of severance and related costs and $3.9 million associated with the write-off of fixed assets and other miscellaneous expenses.

The effective tax rate for the full year of 2005 (assuming no $250 million milestone is earned from Bristol-Myers Squibb) is now estimated to be 1.0%, principally because of the utilization of deferred tax assets, mainly including the amortization of license fees and milestones which were taxable in prior periods. The Company’s estimate of the full-year tax rate at the end of the first quarter of 2005 had been 1.3%; as a result, the effective rate for the second quarter of 2005 is approximately 0.7%.

Net income for the second quarter of 2005 was $26.0 million compared with $24.3 million in the second quarter of last year. Diluted earnings per share were $.30 in the second quarter of 2005 compared with $.29 in the second quarter of 2004. Excluding the expenses associated with the discontinuation of the Company’s small-molecule research program, non-GAAP diluted earnings per share were $.37 in the second quarter of 2005.  A reconciliation of non-GAAP diluted earnings per share to diluted earnings per share prepared in accordance with GAAP is set forth below.

Total revenues and net income for the six months ended June 30, 2005 were $178.2 million and $54.9 million, respectively, compared with $183.9 million and $87.0 million, respectively, in the first six months of last year. Diluted earnings per share were $.63, or $.70 on a non-GAAP basis, for the first six months of 2005 compared with $1.02 in the first six months of 2004.

Conference Call

ImClone Systems will host a conference call with the financial community to discuss 2005 second quarter and six months financial results, today, July 26, 2005, at 11:00 AM Eastern Daylight Time.

The conference call will be webcast live and may be accessed by visiting ImClone Systems’ website at www.imclone.com. A replay of the audio webcast will be available under “Earnings Webcast” in the “Investor Relations” section of the Company’s website starting shortly after the call.

Those parties interested in participating via telephone may join by dialing (888) 694-4641, or (973) 935-8512 for calls outside of Canada and the United States.  A telephone replay of the conference call will be available shortly after the call until August 2, 2005 at midnight Eastern Daylight Time.  To access the telephone replay, dial (877) 519-4471 domestically, or (973) 341-3080 for calls outside of Canada and the United States, and enter passcode number 6272456.

Reconciliation of Diluted Earnings Per Share (“EPS”) Excluding Expenses Associated with Discontinuing Small-Molecule Research to Diluted EPS on a GAAP Basis

	Three Months Ended June 30, 2005	Six Months Ended June 30, 2005
EPS excluding expenses associated with discontinuing small-molecule research (1)	$.37	$.70
EPS attributable to expenses associated with discontinuing small-molecule research	$.07	$.07
EPS, GAAP basis	$.30	$.63

(1)                                  EPS excluding expenses associated with discontinuing the Company’s small-molecule research program is a non-GAAP financial measure.  The Company believes that it is useful to present this non-GAAP financial measure because it permits disclosure of operating results on the same basis used by management and provides investors with a more complete understanding of the Company’s underlying operational results and trends. You should not consider EPS excluding expenses associated with discontinuing the Company’s small-molecule research program in isolation or as a substitute for EPS determined in accordance with U.S. generally accepted accounting principles, as set forth above.

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers.  The Company’s research and development programs include

growth factor blockers and angiogenesis inhibitors.   ImClone Systems’ strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market.  ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.  Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved.  Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Many of these factors are beyond the company’s ability to control or predict.  Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company’s filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.  For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

[See attached table]

IMCLONE SYSTEMS INCORPORATED

Consolidated Condensed Statements of Operations

(Unaudited)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004 (1)	2005	2004 (1)

Revenues:
License fees and milestone revenue	$24,491	$18,148	$49,025	$85,646
Manufacturing revenue	7,894	14,796	18,913	40,300
Royalty revenue	41,791	28,460	78,163	35,605
Collaborative agreement revenue	18,209	12,364	32,055	22,381
Total revenues	92,385	73,768	178,156	183,932
Operating expenses:
Research and development	24,433	18,836	45,606	39,047
Clinical and regulatory	8,376	6,202	17,774	13,264
Marketing, general and administrative	16,833	13,577	34,456	25,205
Royalty expense	14,338	7,636	26,904	9,679
Cost of manufacturing revenue	1,106	123	1,849	336
Disposal of small molecule research program	6,200	—	6,200	—
Other	—	—	—	(1,815)
Total operating expenses	71,286	46,374	132,789	85,716

Operating income	21,099	27,394	45,367	98,216

Other (income) expense, net	(5,106)	381	(10,038)	1,496

Income before income taxes	26,205	27,013	55,405	96,720
Provision for income taxes	174	2,701	554	9,672

Net income	$26,031	$24,312	$54,851	$87,048

Income per common share:
Basic	$0.31	$0.31	$0.66	$1.14
Diluted	$0.30	$0.29	$0.63	$1.02
Shares used in calculation of income per share:
Basic	83,616	77,373	83,448	76,316
Diluted	92,074	92,888	92,362	89,620

(1) Royalty expense and Collaborative agreement revenue in 2004 have been reclassified to conform to the current year presentation.  Both categories have been increased by $2,231 and $2,778 for the three and six months ended June 30, 2004, respectively, in order to reflect the reimbursed portion of royalties for agreements that were finalized in January, 2005.

IMCLONE SYSTEMS INCORPORATED

Consolidated Condensed Balance Sheets

(Unaudited)

(in thousands)

	June 30,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$4,588	$79,321
Securities available for sale	807,281	840,451
Inventories	66,412	40,618
Other current assets	88,019	102,047
Total current assets	966,300	1,062,437

Property, plant and equipment, net	380,950	339,293
Other assets	30,062	33,046
Total assets	$1,377,312	$1,434,776

Liabilities and Stockholders’ Equity
Current liabilities	$226,621	$303,690
Deferred revenue, long term	305,699	348,814
Long-term obligations	602,107	603,434
Total liabilities	1,134,427	1,255,938

Stockholders’ equity	242,885	178,838
Total liabilities and stockholders’ equity	$1,377,312	$1,434,776